Exhibit 4.6

Execution Version

ROYAL BANK OF CANADA

Global Covered Bond Programme

_______________________

SUPPLEMENTAL AGENCY AGREEMENT
_______________________

7 August 2013

(supplemental to the Amended and Restated Agency Agreement dated as of July 25, 2013)

THIS SUPPLEMENTAL AGENCY AGREEMENT is made on on this 7th day of August, 2013

BETWEEN:

(1)           Royal Bank of Canada (ARBN 076 940 880) (the “Issuer”); and

(2)	BTA Institutional Services Australia Limited (ABN 48 002 916 396), as issuing and paying agent and registrar in respect of the Australian Covered Bonds (as defined below) (the “Australian Agent”).

WHEREAS:

A.	The Issuer has established a programme (the “Programme”) for the issuance of Covered Bonds (the “Covered Bonds”).

B.
The Issuer proposes to issue Australian dollar denominated Covered Bonds to be governed by New South Wales law (the “Australian Covered Bonds”).  The Australian Covered Bonds will be constituted by a deed poll made on or about the date of this supplemental agreement (as the same may be amended, restated, supplemented, replaced or modified from time to time, the “Deed Poll”) and cleared through the clearing and settlement system (“Austraclear System”) operated by Austraclear Limited (“Austraclear”).

C.
The Australian Covered Bonds will be issued subject to the terms and conditions of the Deed Poll and the amended and restated trust deed dated as of July 25, 2013 (as supplemented, amended, novated or restated from time to time, including by the supplemental trust deed dated August 7th 2013, the “Trust Deed”).

D.
The Issuer and the other parties named therein entered into an amended and restated agency agreement in respect of the Programme dated as of July, 25 2013 (as supplemented, amended, novated or restated from time to time, including by this supplement, the “Agency Agreement”) and which agreement is supplemented by this supplemental agreement.

E.	Pursuant to Section 16.04 of the Agency Agreement, the Issuer may appoint additional agents in relation to any particular Series of Covered Bonds issued under the Programme.

F.
The Issuer wishes to appoint BTA Institutional Services Australia Limited as the Australian issuing and paying agent and registrar in respect of the Australian Covered Bonds and BTA Institutional Services Australia Limited wishes to accept that appointment.

NOW IT IS HEREBY AGREED as follows:

1.	Appointment

In accordance with Section 16.04 of the Agency Agreement, the Issuer hereby appoints the Australian Agent to act as issuing and paying agent and registrar in Australia in relation to the Australian Covered Bonds and the Australian Agent accepts such appointment in accordance with the Agency Agreement. In relation to the Australian Covered Bonds, except as otherwise specified herein, the Australian Agent shall have the same rights and obligations of an Agent under the Agency Agreement and shall be, and be deemed to be, a party to the Agency Agreement.

2.	Capitalized Terms

Capitalized terms used and not defined herein have the same meaning given to such terms in the Agency Agreement.

3.	Specific Provisions

For the purposes of the Australian Covered Bonds only, the following provisions shall apply:

(a)	Definitions and Interpretation

(i)	All references to “Agents” shall include the Australian Agent, in its capacity as issuing and paying agent and registrar in Australia in respect of the Australian Covered Bonds.

(ii)	All references to “Issue and Paying Agent” shall be to the Australian Agent in its capacity as the issue and paying agent in respect of Australian Covered Bonds.

(iii)	All references to “Registrar” or “Registrars” shall include the Australian Agent, in its capacity as registrar in respect of the Australian Covered Bonds.

(iv)
All references to “Conditions” or to “Terms and Conditions” are to the terms and conditions of the Australian Covered Bonds as set forth in the Deed Poll, as supplemented, modified or replaced by the applicable Pricing Supplement.

(v)
“Sydney Banking Day” means a day other than a Saturday or Sunday on which commercial banks and foreign exchange markets are open for general business, including dealings in foreign exchange and foreign currency deposits, in Sydney.

4.	Issuing Duties

(a)	In respect of any Tranche of Australian Covered Bonds, notwithstanding anything to the contrary contained in Section 3 of the Agency Agreement:

(i)
the Issuer shall as soon as practicable, but in any event not later than 12:00 pm (Sydney time) on the second Sydney Banking Day prior to the proposed Issue Date, deliver to the Australian Agent a copy of the Pricing Supplement in relation to the relevant Tranche;

(ii)
the Registrar will upon receipt from the Issuer of instructions that Australian Covered Bonds are to be issued in a specified principal amount or amounts and to a specified person or persons, enter in the Australian Register (as defined in clause 6) the specified person or persons (which, in the case of Australian Covered Bonds to be cleared through the Austraclear System, shall, unless otherwise notified by the Issuer or Austraclear, be Austraclear) as the holder of Australian Covered Bonds in the specified principal amount or amounts; and

(iii)
in the case of Australian Covered Bonds to be cleared through the Austraclear System, the Australian Agent will notify Austraclear no later than 12.00 noon Sydney time on the Issue Date  (or such other time as Austraclear requires those details) of the details of the proposed issue and will lodge the details of the proposed issue in the Austraclear System as soon as practicable thereafter so as to facilitate the proposed issue in accordance with the Issuer’s instructions.

5.	Paying Duties

(a)	Notwithstanding the provisions of Sections 6 of the Agency Agreement:

(i)
The payment referred to in Section 6.03 will be made to the Australian Agent not later than 2:00 p.m. (local time in Sydney) one Sydney Banking Day prior to the due date for payment of that amount); and

(ii)
the time for confirming that irrevocable instructions for the transfer of the relevant funds shall be before 2:00 p.m. (local time in Sydney) two Sydney Banking Days prior to the due date for payment of that amount.

(b)	Notwithstanding the provisions of Section 8 of the Agency Agreement:

(i)
The Australian Agent’s obligations under Section 8.01 of the Agency Agreement with respect to any payment due on the Australian Covered Bonds on any date are subject to the Issuer or the Guarantor LP paying or causing to be paid to the Australian Agent an amount sufficient (together with any funds then held by the Australian Agent) to pay the full amount due as provided in clause 5(a)(i).

(ii)
If the Issuer or the Guarantor LP does not satisfy the conditions specified in clause 5(a)(i) in respect of any payment but nonetheless pays the required amount to the Australian Agent, the Australian Agent must pay or arrange to be paid the amounts due on the Australian Covered Bonds in accordance with Section 8.01 of the Agency Agreement on the due date or, if the amounts are received by the Australian Agent at a later time, as soon as reasonably practicable after the Australian Agent confirms receipt of the required amount.

(iii)
The Australian Agent is under no obligation to make or arrange to be made payments on the Australian Covered Bonds except as provided by Section 8 of the Agency Agreement as supplemented by this clause 5.

(iv)
The Australian Agent will notify by facsimile each of the Bond Trustee and the Issuer if it has not received or the Issuer notifies it that it will not receive the full amount payable on the Australian Covered Bonds on or before the due date for payment of that amount.

(v)
The Australian Agent must hold all moneys paid to it under the Agency Agreement in its trust account for the benefit of (or on such other terms as may be specified by) the Issuer (in the case of money paid by the Issuer) or the Guarantor LP (in the case of money paid by the Guarantor LP) pending application towards payment of the relevant amount due on the Australian Covered Bonds. If so directed by the Issuer or the Guarantor LP (as the case may be) prior to such application, the Australian Agent must repay the relevant amount to the Issuer or the Guarantor LP (as the case may be).

(c)
The provisions of this clause 5(c) apply in respect of Australian Covered Bonds lodged in the Austraclear System.  In making any payment of principal or any interest on any Australian Covered Bonds, the Australian Agent shall make such payment by cash transfer effected in the Austraclear System by a single function entry (or as otherwise required) to the account of each entity in whose Security Record (as defined in the rules and regulations established by Austraclear (as amended or replaced from time to time) to govern the use of the Austraclear System, the “Austraclear Regulations”) an Australian Covered Bond is recorded in accordance with the Austraclear Regulations.

(d)
Where an Extended Due for Payment Date is specified as applicable to the Australian Covered Bonds in the applicable Pricing Supplement, upon the Issuer providing notice to the Australian Agent, in accordance with Condition 6.01, that payment will not be made in full of the Final Redemption Amount in respect the Australian Covered Bonds on the Final Maturity Date, the Australian Agent shall immediately apply to Austraclear to activate/reactivate the ISIN code applicable to such Australian Covered Bonds for the period commencing on the Maturity Date and lasting until the Extended Due for Payment Date.

6.	Registrar Duties

(a)	Notwithstanding the provisions of Section 11 of the Agency Agreement

(i)
The Registrar will establish and maintain and conduct a register (the “Australian Register”) for all Australian Covered Bonds in accordance with the provisions of the Agency Agreement and the relevant Terms and Conditions in Sydney (or in such other place as the Issuer may approve).

(ii)	The Registrar will:

(A)	open the Australian Register for business on each Sydney Banking Day; and

(B)	provide services under this document at its specified office when it is open for business at that place during the hours of 9.00 am to 4.30 pm Monday to Friday.

(iii)	The Registrar will inscribe on the Australian Register the following information in respect of each Australian Covered Bond:

(A)	a copy of the applicable Pricing Supplement;

(B)	the principal amount of the Australian Covered Bond;

(C)	the dates of issue of the Australian Covered Bond and all subsequent transfers and changes of ownership;

(D)	the names and addresses of the registered holder of the Australian Covered Bond;

(E)	the date on which the Australian Covered Bond is redeemed or purchased by the Issuer and cancelled; and

(F)	such other details as may be required under the Conditions, the Deed Poll or the Trust Deed or as are reasonably requested by the Issuer.

(iv)
Subject to the Conditions, the Agency Agreement and the Austraclear Regulations, the Registrar must upon receipt of any valid application for any transfer of Australian Covered Bonds made in accordance with the Conditions and the Austraclear Regulations record the transfer in the Register. All transfers must be made subject to, and the Australian Agent must comply with, the regulations the Issuer may from time to time with the approval of the Registrar make concerning the carrying out of transfers of Australian Covered Bonds and the forms and evidence to be provided in connection with any transfer of Australian Covered Bonds.

(v)
The Australian Agent must at all reasonable times during office hours make the Register available to the Issuer, the Bond Trustee, the other Agents, the holders of any Australian Covered Bond or any person authorised by any of them for inspection, copying or taking extracts.

(b)	General duties

(i)
The Australian Agent must perform the duties required of it by the Conditions and the Agency Agreement and do such other things as may be necessary to give effect to the duties required of it in the Conditions, the Trust Deed, the Deed Poll and the Agency Agreement.

(ii)
The Australian Agent must (except as ordered by a court of competent jurisdiction or as required by law or otherwise instructed by the Issuer, with the approval of the Bond Trustee) treat the registered holder of any Australian Covered Bond as the absolute owner of the Australian Covered Bond for all purposes (whether or not overdue and notwithstanding any notice of ownership or writing on the relevant Australian Covered Bond or any notice of previous loss or theft or of trust or other interest in the relevant Australian Covered Bond).

(iii)
The Australian Agent shall make available to holders of any Australian Covered Bond for inspection at all reasonable times during office hours sufficient copies of all documents required by the Deed Poll, the Conditions or as stated in any offering or information memorandum, prospectus or Pricing Supplement to be available from the Australian Agent and, as required, forms of proxy, together with instructions as to how to complete, deal with and record the issue of such forms.

(iv)
If requested by the Issuer, the Australian Agent must at the expense of the Issuer arrange for publication of all notices (in a form approved by the Trustee and the Issuer) required or desired by the Issuer to be given to holders of the Australian Covered Bonds in accordance with the Conditions.

7.	Calculation Agent

(a)
The Issuer appoints the Australian Agent as Calculation Agent in relation to each Series of Australian Covered Bonds in respect of which it is named as such in the applicable Pricing Supplement for the purposes specified in the Agency Agreement and in the Conditions and all matters incidental thereto.

(b)
The Australian Agent accepts its appointment as Calculation Agent in relation to each Series of Australian Covered Bonds in respect of which it is named as such in the applicable Pricing Supplement and shall perform all matters expressed to be performed by it in, and otherwise comply with, the Conditions and the provisions of the Agency Agreement and, in connection therewith, shall take all such action as may be incidental thereto. The Australian Agent acknowledges and agrees that it shall be named in the applicable Pricing Supplement as Calculation Agent in respect of each Series of Australian Covered Bonds unless the Dealer (or one of the Dealers) through whom such Australian Covered Bonds are issued has agreed with the Issuer to act as Calculation Agent or the Issuer otherwise agrees to appoint another institution as Calculation Agent or a Calculation Agent is not required in respect of such Series.

(c)
The terms of the Agency Agreement relating to indemnification, restrictions on liability and the other rights and protections afforded herein to BTA Institutional Services Australia Limited in its capacity as Australian Agent shall apply equally when it performs its duties as Calculation Agent hereunder.

8.	Calculation Duties

(a)	Notwithstanding the provisions of Section 13 of the Agency Agreement, the Australian Agent shall in respect of each Series of Australian Covered Bonds in relation to which it is appointed as such:

(i)	by no later than 7 calendar days before the relevant Payment Day, advise the Issuer of the amount due in respect of each Australian Covered Bond payable by the Issuer on that Payment Day;

(ii)
as soon as practicable after the relevant time on such date as the relevant Conditions or the relevant Pricing Supplement may require, obtain any quote to be obtained or make any determination or calculation to be made in respect of the Australian Covered Bonds;

(iii)
notify the Issuer of each calculation made under sub-paragraph (a)(ii) as soon as practicable after its determination, and in any event not later than 12.00 noon Sydney time one Sydney Banking Day after such calculation is made;

(iv)
provide the Issuer with reasonable details of the manner of arriving at each calculation made under sub-paragraph (a)(ii) not later than 12.00 noon Sydney time one Sydney Banking Day after such calculation is made; and

(v)	unless otherwise specified in the relevant Pricing Supplement:

(A)	round all percentages in such calculations to the nearest one hundred-thousandth of a percentage point (with halves being rounded up);

(B)	round all figures in such calculations to five significant figures (with halves being rounded up); and

(C)	round all amounts that fall due and payable in such calculations to the nearest cent (with halves being rounded up).

(b)	For each Series of Australian Covered Bonds, the Issuer must:

(i)
specify in the Pricing Supplement the rate to be quoted, from which Bloomberg or Reuters page it is to be sourced (if applicable), the relevant time (if applicable) and the number of calendar days prior to the commencement of any interest period that the determination is to be made (the “Determination Date”); and

(ii)
provide to the Australian Agent such documents and other information as the Australian Agent reasonably requires in order for the Australian Agent to properly fulfil its duties as calculation agent under the Agency Agreement.

(c)
If the Australian Agent at any time has not been provided with the requisite information to make any determination or calculation or take any action that it is required to pursuant to this clause 8, it shall be released from its obligations to make such calculation.  The Australian Agent must notify the Issuer as soon as practicable on any Determination Date if it lacks sufficient information to make a calculation.

9.	Sub-Agents

The Australian Agent shall remain responsible pursuant to the provisions hereof for any sub-agents, sub-custodians and/or depositories which are related bodies corporate (as defined in the Corporations Act 2001 (Commonwealth of Australia) of the Australian Agent appointed by the Australian Agent in respect of its rights, duties and/or obligations hereunder.  The Australian Agent may appoint sub-agents, sub-custodians and/or depositories which are not related bodies corporate of the Australian Agent in respect of the Australian Agent’s rights, duties and/or obligations hereunder. The Australian Agent will not be liable for any acts or omissions of any person it appoints subject to it having acted with all due care in selecting that person.

10.	General Provisions

(a)	Section 9.10 of the Agency Agreement shall not apply to the Australian Agent or the Calculation Agent with respect to the Australian Covered Bonds.

(b)	None of the parties to this supplemental agreement shall be liable in respect of the acts or omissions of any of the other parties to the Agency Agreement.

(c)
Notwithstanding anything to the contrary under the Agency Agreement or this supplemental agreement, the Australian Agent is not required to risk or expend its own funds (including, without limitation, for legal fees, disbursements and any publication, advertising, communication, courier, postage and other out of pocket expenses) incurred in connection with its services or obligations hereunder.

(d)	Each of the parties hereto represents and warrants that:

(i)	it has the power to enter into and has duly authorized the execution and delivery of this supplemental agreement; and

(ii)	its obligations hereunder constitute its legal, valid and binding obligations.

(e)
Notwithstanding anything to the contrary in the Agency Agreement, the parties hereto waive any right to trial by jury in any proceeding arising out of or relating to this supplemental agreement, whether now or existing or hereafter arising, and whether arising in contract, tort or otherwise.  The parties agree that any of them may file a copy of this sub-clause with any court as written evidence of the knowing, voluntary and bargained for agreement between the parties irrevocably to waive trial by jury, and that any proceeding whatsoever between them relating to this supplemental agreement shall be tried in a court of competent jurisdiction by a judge sitting without a jury.

(f)
For the avoidance of doubt, the parties hereto hereby agree that the Australian Agent shall not be responsible or liable for any action that may be required to be taken under applicable law for the preparation or effectiveness of any financing statements or similar filings, or for the effectiveness of the validity, priority or perfection of any related liens or security interests to be maintained pursuant to the terms hereof or the Agency Agreement.

(g)
The Australian Agent confirms that it is acting through its specified office set out below and agrees that all notices and communications to the Australian Agent shall be delivered in the manner set out in Section 18 of the Agency Agreement to:

Level 2
35 Clarence Street
Sydney NSW 2000
Australia
Fax: (61 2) 9551 5009
Attention: Relationship Manager Group

(h)	For the avoidance of doubt, this supplemental agreement relates only to the Australian Covered Bonds.

(i)	This supplemental agreement may be signed in any number of counterparts, all of which taken together shall constitute one and the same instrument.

(j)
This supplemental agreement is governed by, and shall be construed in accordance with, the laws of the Province of Ontario and the federal laws of Canada applicable therein, and each of the parties hereto irrevocably attorns to the jurisdiction of the courts of Ontario.

(k)
Notwithstanding anything to the contrary under the Agency Agreement or this supplemental agreement, the Australian Agent will not be liable for any right or cause of action in favour of any person, other than the parties to the Agency Agreement and this supplemental agreement.

(l)	This supplemental agreement may not be amended or modified except in writing by each of the parties to this supplemental agreement.

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IN WITNESS whereof this Agreement has been entered into as of the day and year first above written.

ROYAL BANK OF CANADA

Per:	/s/ James Salem
Name: James Salem
Title: Executive Vice-President and Treasurer

Per:	/s/ David Power
Name: David Power
Title: Vice-President, Corporate Treasury

BTA INSTITUTIONAL SERVICES AUSTRALIA LIMITED (ABN 48 002 916 396)

Per:	/s/ Andrea Ruver
Name: Andrea Ruver
Title: Vice-President

cc:

RBC Covered Bond Guarantor Limited Partnership

RBC Covered Bond GP Inc.

The Bank of New York Mellon, London Branch

The Bank of New York Mellon (Luxembourg) S.A.

BNY Trust Company Of Canada

Computershare Trust Company of Canada

Signature Page to Supplementary Agency Agreement

ACKNOWLEDGED BY:

RBC COVERED BOND GUARANTOR LIMITED PARTNERSHIP, by its managing general partner, RBC COVERED BOND GP INC. as Guarantor

Per:	/s/ David Power
Name: David Power
Title: President

COMPUTERSHARE TRUST COMPANY OF CANADA
as Bond Trustee

Per:	/s/ Mircho Mirchev
Name: Mircho Mirchev
Title: Corporate Trust Officer

Per:	/s/ Ann Samuel
Name: Ann Samuel
Title: Associate Trust Officer

Signature Page to Supplementary Agency Agreement